                                                                      EXHIBIT 12

                           TAYLOR CAPITAL GROUP, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                  PREFERRED STOCK DIVIDENDS (PRO FORMA BASIS)



                                                                        FOR THE NINE   FOR THE YEAR
                                                                        MONTHS ENDED      ENDED
                                                                        SEPTEMBER 30,  DECEMBER 31,
LINE                                                                        1996           1995
----                                                                    ------------   ------------
   1  Income before income taxes......................................    $ 13,863       $ 16,012
ADD BACK FIXED CHARGES:
   2  Total interest expense(1).......................................      50,960         66,271
   3  Interest included in operating lease rental expense(2)..........         805            996
   4  Preferred stock dividend(3).....................................       4,027          5,370
                                                                          --------       --------
   5  Adjusted earnings including interest on deposits................      69,655         88,648
   6  Less: interest expense on deposits..............................      40,094         47,034
                                                                          --------       --------
   7  Adjusted earnings excluding interest on deposits................    $ 29,561       $ 41,614
                                                                          ========       ========
   8  Fixed charges including interest on deposits (line 2 + line 3 +
      line 4).........................................................    $ 55,792       $ 72,636
                                                                          ========       ========
   9  Fixed charges excluding interest on deposits
      (line 8 - line 6)...............................................    $ 15,698       $ 25,602
                                                                          ========       ========
RATIO OF EARNINGS TO FIXED CHARGES
      Including interest on deposits (line 5/line 8)..................        1.25           1.22
                                                                          ========       ========
      Excluding interest on deposits..................................        1.88           1.63
                                                                          ========       ========


---------------
(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.


(3) Preferred stock dividends have been computed assuming that $38,250,000 of preferred stock is issued and that the dividend rate is 9.125% per annum. The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.

                                COLE TAYLOR BANK

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (HISTORICAL BASIS)


                                        FOR THE NINE
                                        MONTHS ENDED
                                         SEPTEMBER
                                            30,                   FOR THE YEARS ENDED DECEMBER 31,
                                        ------------    ----------------------------------------------------
LINE                                        1996          1995       1994       1993       1992       1991
----                                    ------------    --------   --------   --------   --------   --------
1       Income before income taxes...     $ 21,640       $25,940    $22,414    $17,659    $14,513    $11,419
ADD BACK FIXED CHARGES:
2       Total interest expense(1)....       49,493        64,366     44,118     35,147     43,572     56,384
        Interest included in
        operating lease rental
3       expense(2)...................          805           996      1,067        965      1,365      1,536
4       Preferred stock dividend.....
                                        ------------    --------   --------   --------   --------   --------
        Adjusted earnings including
5       interest on deposits.........       71,938        91,302     67,599     53,771     59,450     69,339
        Less: interest expense on
6       deposits.....................       40,102        47,034     32,998     27,472     36,550     47,447
                                        ------------    --------   --------   --------   --------   --------
        Adjusted earnings excluding
7       interest on deposits.........     $ 31,836       $44,268    $34,601    $26,299    $22,900    $21,892
                                        ===========      =======    =======    =======    =======    =======
        Fixed charges including
        interest on deposits (line 2
8       + line 3 + line 4)...........     $ 50,298       $65,362    $45,185    $36,112    $44,937    $57,920
                                        ===========      =======    =======    =======    =======    =======
        Fixed charges excluding
        interest on deposits (line 8
9       - line 6)....................     $ 10,196       $18,328    $12,187     $8,640     $8,387    $10,473
                                        ===========      =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED CHARGES
        Including interest on
        deposits (line 5/line 8).....         1.43          1.40       1.50       1.49       1.32       1.20
                                        ===========      =======    =======    =======    =======    =======
        Excluding interest on
        deposits.....................         3.12          2.42       2.84       3.04       2.73       2.09
                                        ===========      =======    =======    =======    =======    =======


---------------
(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.